Exhibit 99.1

Media

& Analysts:	Sean Blakley

(713) 627-4963

Date:	October 17, 2008

Spectra Energy Partners Announces Changes to the Board of Directors of Its General Partner

HOUSTON – Spectra Energy Partners GP, LLC, the general partner of Spectra Energy Partners, LP (NYSE:SEP) announced that Martha B. Wyrsch stepped down as chairman of its board of directors effective October 15, 2008 to pursue other opportunities. The company also announced that William S. Garner, Jr. has announced his intention to resign from the board effective October 31, 2008.

The board wishes to thank both Martha and Bill for their leadership and dedication to the success of Spectra Energy Partners since its launch in July 2007.

Fred J. Fowler and Patrick J. Hester have been appointed to the board as new directors. Mr. Fowler’s appointment became effective on October 15, 2008 and Mr. Hester’s appointment will be effective on October 31, 2008. The board will meet later this month to elect a new chairman.

Mr. Fowler is currently president and chief executive officer of Spectra Energy Corp, and serves on the board of directors of DCP Midstream, LLC and DCP Midstream Partners, LP. He has announced his plans to retire from Spectra Energy Corp as of December 31, 2008. He previously served as group executive and president of Duke Energy Gas, and prior to that as president and chief operating officer of Duke Energy Corporation.

Mr. Hester currently serves as associate general counsel for Spectra Energy Corp’s Northeast region. His responsibilities include commercial and regulatory legal matters for Spectra Energy’s Northeast pipelines, and supports engineering and operational matters for Spectra Energy’s Northeast and Southeast pipeline systems. He previously served as vice president, project management and development for Duke Energy Gas Transmission (DEGT) and prior to that general counsel for DEGT – East.

Spectra Energy Partners, LP is a Delaware limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and 24.5 percent of Gulfstream Natural Gas System, L.L.C., which owns a 690-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico. The combined systems are capable of transporting 2.4 billion cubic feet (Bcf) of natural gas per day. Spectra Energy Partners also owns 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 37 Bcf of natural gas. For more information see www.spectraenergypartners.com.

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